Exhibit 3.5

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             GRISTEDE'S FOODS, INC.

            It is hereby certified that:

            1. The name of the corporation (hereinafter called the "Corporation") is Gristede's Foods, Inc.

            2. Article 9.A of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

            "The directors of the Corporation shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, which classes shall be designated as Class 1, Class 2 and Class 3. The number of directors in each class shall from time to time be designated by the Board of Directors of the Corporation. Each Class 1 director and each Class 3 director shall be elected to hold office for a term of three years and each Class 2 director shall be elected to hold office for a term of one year. The current term of the Class 1 directors shall expire at the Annual Meeting of Stockholders to be held in the year 2002. The current term of the Class 3 directors shall expire at the Annual Meeting of Stockholders to be held in the year 2001. The term of the Class 2 directors shall expire at the next Annual Meeting of Stockholders to be held after their election. In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal."

            3. The amendments of the Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on /s/ John A Catsimatidis    November 10, 2000
                          ---------------------------
John A. Catsimatidis, Chairman of the Board

Attest:
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 /s/ Mark Kassner
-----------------------------------
Mark Kassner, Assistant Secretary

STATE OF NEW YORK       )
                        ) SS.:
COUNTY OF NEW YORK      )

            BE IT REMEMBERED that, on November 10, 2000, before me, a Notary Public duly authorized by law to take acknowledgement of deeds, personally came John A. Catsimatidis, Chairman of the Board of Gristede's Foods, Inc., who duly signed the foregoing instrument before me and acknowledged that such signing is his act and deed, that such instrument as executed is the act and deed of said corporation and that the facts stated therein are true.

            GIVEN under by hand on November 10, 2000.

                  Notary Public